Exhibit 10.6

EMPLOYMENT AGREEMENT

This Agreement is entered into in Tel-Aviv, Israel on October 1, 2002 (hereinafter the “Effective Date”), by and between NovoCure Ltd. (the “Company”) and Asaf Danziger (the “Executive”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Executive and the Executive is willing to accept employment by the Company,

THEREFORE, the parties agree as follows:

1.	Employment and Duties

(a)	General. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to serve, as the Chief Executive Officer of the Company. In such capacity, the Executive agrees to devote Executive’s full business time to the business of the Company, and to perform the duties commensurate with his position as Chief Executive Officer, under the direction and supervision of the Board of Directors of the Company, and to use his best efforts to promote and serve the interests of the Company. Executive’s regular place of employment shall be in Israel, and will include travel and period of stay abroad according to the requirement of his position with the Company.

(b)	Position of Trust. The Executive is being employed in a management position, within the meaning of the Hours of Work and Rest Law, 5711 -1951, which requires a special measure of personal trust. Therefore, the provisions of such law shall not apply to the Executive, and he shall not be entitled to any compensation for his employment, beyond that specified in this Agreement. In addition, the Executive shall not engage in any activities that may interfere or conflict with the proper discharge of his duties hereunder, and shall immediately notify the Board of Directors of any actual or potential conflict of interest that may arise with respect to his employment.

2.	Compensation and Other Benefits

The Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a)	Base Salary. The Company shall pay to the Executive a gross, monthly base salary of US $ 10,800, payable in accordance with the payroll practices of the Company (hereinafter the “Base Salary”).

Any and all taxes and liabilities applicable from time to time in connection with the Base Salary, the Executive’s benefits and/or other payments to which Executive is entitled to under this Agreement, will be borne by Executive. The

Company shall be entitled to deduct or withhold from the Base Salary, and from all other payments made under this Agreement, all taxes and charges which the Company may be required to deduct or withhold, according to the applicable law. Notwithstanding the foregoing, all tax consequences of the benefits to Executive in connection with the automobile as set under Sub-Section 2(e) below, shall be borne by the Company and the Company shall pay to Executive, concurrently with the monthly payments of the Base Salary, such amount of income tax as it deems appropriate in connection therewith (without such payments being deemed, for any purpose whatsoever including without limitation for the calculation of severance payment and/or any other social benefit, as a part of Executive’s Base Salary hereunder).

(b)	Vacation, Relaxation and Sick Leave.

1.	The Executive shall be entitled to twenty eight (28) days of paid vacation per year, to be taken with adequate regard to the needs of the Company.

2.	Untaken Vacation Time. Every twelve (12) months, the Executive may, at his election: (i) accumulate the untaken vacation time to which he is entitled until that date, for use in subsequent years; or (ii) receive the Base Salary payable with respect to the number of days not taken until that date.

3.	Recuperation Pay. Executive shall be entitled to recuperation pay (d’may havra’ah), in accordance with the provisions of the applicable laws.

4.	Sick Days. The Executive shall be entitled to one month of sick days (days of absence from work at full compensation due to legitimate illness) per year. Any balance of such sick days not used in any year may be accumulated for use as sick days in subsequent years, up to a maximum of six months. The paid sick days provided for in this paragraph shall come in lieu of any obligations under the Sick Pay Law, 5736-1976.

(c)	Additional Compensation. The Company shall also make each of the following payments on behalf of the Executive:

1.

Advanced Study Fund—The Company shall contribute an amount equal to 7.5% of the Executive’s Base Salary for such month (but not exceeding the highest deductible and/or credible amount for tax purposes (the “Deductible Amount”), and shall deduct an amount equal to 2.5% of the Executive’s monthly salary for such month, from the Executive’s monthly salary, and forward such amount on behalf of the Executive, to the                     , in the name of the Executive, to cover professional education fund (keren hishtalmut). The balance between 7.5% of Executive’s Base Salary and the Deductible Amount shall be monthly paid to Executive by the Company at the same time with the Salary (the “Additional Amount”); Nevertheless the parties hereby agree that such Additional Amount shall not be deemed, for any purpose whatsoever including without limitation for the calculation of severance payment and/or any other social benefit, as a part of Employee’s Base Salary hereunder.

2.	Management Insurance. The Company shall contribute, on a monthly basis, an amount equal to 8-1/3% of the Executive’s Base Salary for such month to a manager’s insurance policy with the Insurance Company in the name of the Executive (the “Policy”), to cover severance pay benefits, and (ii) The Company shall contribute, on a monthly basis, an amount equal to 5% of the Executive’s Base Salary for such month, and shall deduct an equal amount from the Executive’s monthly salary and forward such amount on behalf of the Executive, to the Policy , to cover pension benefits (tagmulim). Executive shall pay, on a monthly basis, and amount equal to 5% of the Base Salary as premium on the Policy, such amount shall be deducted by the Company from the Base Salary and transferred to the insurance company.

In addition, the Company shall contribute, on a monthly basis, an amount equal to 2.5% of the Executive’s Base Salary for such month, to the Policy, to cover work disability plan.

The Executive agrees and acknowledges that payments by the Company under this Section shall be in lieu of the Company’s statutory obligation to pay severance pay, in accordance with Section 14 of the Severance Pay Law, 5723-1963 (the “Law”) and the approval of the Minister of Labor and Welfare, published on the Official Publications Gazette No. 4659, on June 30, 1998, as amended and published in the Official Publications Gazette No. 4803 on September 19, 1999, in the form attached hereto as Appendix A and constituting an integral part hereof.

Upon the termination of this Agreement, for any reason whatsoever, the Company shall assign, all rights in the Policy to the Executive, by directions in writing to the              Insurance Company and the issuance of the required Income Tax forms; provided, however, that the following exceptions shall apply: (i) in the event Executive’s right to severance pay has been deprived under a verdict according to Section 17 of the Law and to the extent so deprived, or (ii) in case Executive draws upon the Policy other than for an “Entitlement Event” (“Eruah Mezake” as defined in Exhibit A), in such cases (i) and (ii) those portions of the Policy constituting the Company’s 13 1⁄3% contributions will be refunded to the Company.

(d)	Expense Reimbursement. The Company shall reimburse the Executive for all actual expenses reasonably required in the performance of his duties under this Agreement, provided Executive submits proper documentation, all in accordance with Company’s general policy.

(e)	Company’ Car. The Company shall make available to the Executive, during the term of his employment, an automobile of [PLEASE FILL IN MODEL] or any other similar type of automobile, and shall bear all fixed and current expenses related to such automobile (but not parking fines and other traffic violations). The automobile may be purchased or leased by the Company, at its sole discretion and according to the Company’s policy.

(f)	Military Reserve Service.

1.	Throughout any reserve service, in accordance with the provisions of applicable law, the Executive shall be entitled to full remuneration in respect of all payments and rights awarded by this Agreement.

2.	The Executive is required at all times to provide the necessary documentation in connection therewith and for submission by the Company to the National Insurance Institution (“NII”) in order to claim from the NII and the Company will have the right to claim such payments from the NIL

(g)	Options.

1.	The Company shall cause the grant to the Executive of options entitling the Executive to purchase 3% (three percent) of Standen Limited’s (“Parent”) share capital (on a fully diluted basis) on the Effective Date (hereinafter the “Options”).

2.	Bonus Options. Upon and subject to the attainment of certain milestones, as set forth in Appendix B to this Agreement, the Company shall grant the Executive additional options entitling the Executive to purchase additional aggregate 2% (two percent) of the Parent’s share capital (on a fully diluted basis) as of the Effective Date (in addition to the Options specified in Section 2(f)(1) hereinabove) (hereinafter the “Bonus Options”). It is hereby agreed that upon the attainment of each milestone, the Company shall grant the Executive a certain percent of the Bonus Options, all as set forth in Appendix B; provided however, that in the event which constitutes Change of Control (by issuance of shares or transfer of shares or any other transaction) or the initial public offering of the Parent’s shares (the “IPO”), if occurs prior to the scheduled date of all milestones set under Appendix A, the Company shall grant the Executive, immediately prior to the consummation of the transaction resulting in Change of Control or IPO, as the case may be, all remainder unissued Bonus Options issuable pursuant to the provisions hereof (but in no event shall the aggregate Bonus Option granted hereunder consist more than 2% of the Parent’s share capital on a fully diluted basis, as of the Effective Date).

3.	The Options and the Bonus Options shall be subject to the terms and conditions of the Parent’s Share Option Plan and the Option Agreement to

be executed between the parties in this respect, provided however, that notwithstanding anything to the contrary, that in any case of conflict between the option plan and this Agreement, the provisions of this Agreement shall prevail. Per the Executive’s request, the Options and the Bonus Options may be allocated to his wholly-owned company, provided Executive shall have assumed adequate transfer restrictions and submitted appropriate tax exemptions

4.	Exercise Price. The exercise price for the Options and the Bonus Options shall be equal to £ 0.01 (its par value) per each Ordinary Share.

5.	Vesting. Until the termination of this Agreement, the Options and the Bonus Options shall vest as follows:

i.	40% of the Options shall vest immediately, upon execution of this Agreement.

ii.	The additional 60% of the Options (the “Additional Options”) shall vest in accordance with the vesting schedule set forth in the Parent’s Option Plan, subject to the acceleration provisions set forth hereinbelow.

iii.	The Bonus Options shall vest in accordance with the vesting schedule set forth under the Parent’s Option Plan, subject to the acceleration provisions set forth hereinbelow.

iv.	In the event of Change of Control in the Parent (by issuance of shares or transfer of shares or any other transaction) or a IPO , all Options and Bonus Option which shall have not expired, will immediately vest, immediately prior to the execution thereof.

6.	Acceleration of Vesting.

i.	In any event that Parent issues securities after the Effective Date (other than issuance of options pursuant to the Parent’s Option Plan, issuance of bonus shares, or as a result of a reorganization, or conversion of any class of preferred shares of the Company) (the “New Securities”), the vesting schedule of a certain portion of the Additional Options (the “Accelerated Options”) shall be accelerated so that the Accelerated Options shall be vested immediately prior to the issuance of the New Securities.

The number of Accelerated Options shall be calculated in accordance with the formula hereinbelow:

X= C (A+a) - C
A

Where:

X is the number of the Accelerated Options, which shall be vested concurrently with the issuance of the New Securities.

A is the total number of Ordinary Shares outstanding prior to the issuance of the New Securities (assuming the conversion into Ordinary Shares of all outstanding convertible securities of the Parent).

a is the number of New Securities issued by the Parent.

C is the number of vested options held by the Executive immediately prior to the issuance of the New Securities;

but provided however, that (i) until the first (1st) anniversary to this Agreement no Additional Options will become Accelerated Options, and (ii) until the (2nd) anniversary to this Agreement, only up to 50% of the Additional Options may become Accelerated Options.

In this Agreement, “Change in Control” means any transaction under which all of the shareholders of the issued and outstanding share capital of Parent immediately prior to such a transaction own immediately following such a transaction less than 50% of the issued and outstanding share capital of the surviving entity (i.e. not on a fully diluted basis) resulting from such a transaction, and also any transaction pursuant to which all or substantially all of the Parent’s assets shall be transferred and sold.

3.	Term of Employment

(a)	The Term. Subject to early termination as set forth hereinbelow, the employment of the Executive shall commence on the Effective Date and shall be for no specific term (the “Term”): provided however, that Executive undertakes not to terminate his employment with the Company for a period of at least two (2) years commencing as of the date hereof, unless such termination will constitute “Non-Voluntary Termination”, as defined below

“Non-Voluntary Termination” means termination for any of the following reasons: (1) a material adverse change in the title, compensation or benefits attached to Executive’s position with the Company; (2) the failure by the Company to pay, within thirty (30) days of receipt of a written notice from the Executive, any compensation or outstanding expenses owed hereunder by the Company to Executive to the Chairman of the Board of the Company: (3) the consummation by the Company of a Change of Control or an IPO.

(b)	Termination for Cause. The Company may terminate the Executive’s employment under this Agreement at any time, upon: (1) a material breach by the Executive of his obligations under this Agreement, which he fails to remedy within thirty (30) days after receipt of written notice (the contents of which is determined by at least two Directors of the company); (2) willful malfeasance or gross negligence by the Executive in the performance of his duties under this Agreement; or (3) the commission by the Executive of a felony, or the perpetration by the Executive of a dishonest act against the Company or any subsidiary or affiliated company of the Company, including deliberate harm to their business affairs.

In addition, the Company may terminate the Executive’s employment under this Agreement in the event that the Executive becomes ill or is injured so that he is unable to perform the duties required of him under this Agreement for a period of three months.

(c)	Resignation Upon Substantial Breach. The Executive may resign from his employment under this Agreement at any time, upon a material breach by the Company of its obligations under this Agreement.

(d)	Termination Otherwise Than Upon Substantial Breach or for Cause. Subject to the provisions of clause (a) above:

During the term of this Agreement, each party may terminate this Agreement other than: (i) by reason of substantial breach (as specified in subsection (c) above); or (ii) for cause (as specified in subsection (b) above), upon a six (6) months’ prior written notice.

(e)	Transfer of Responsibilities. Upon the expiration or termination of this Agreement, the Executive shall help assure the smooth transfer of responsibilities to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of the employment.

4.	Confidentiality and Proprietary Information

(a)

During the term of this Agreement and thereafter the Executive shall preserve the confidentiality of all information relating to the business and activities of the Company or Parent, including all information relating to their technology, intellectual property, products, suppliers and clients, development and marketing plans, business strategy and business model, any other information of similar kind, and shall not reveal any such information to a third party of any kind, or use it in any way out of the Company, or transmit to third parties any information of a confidential nature that Executive may have been given, without the consent of the Company. The foregoing shall not apply to information, which can be proven that is: (i) generally available to the public, other than in violation of this Section 9.1, (ii) was already known to Executive prior to the disclosure thereto by the Company; or (iii) was rightfully received by the Executive prior to the execution hereof from a third party without restriction on disclosure and without a breach of any confidentiality obligation running directly or indirectly to the Company; (iv) was approved for release by a written authorization by the Company.

(b)	All proprietary information including but not limited to trade secrets and know-how, patents and other rights in connection therewith developed by or with contribution of the Executive’s efforts during the term of this Agreement shall be the sole property of the Company or any other entity as the Company shall instruct at its sole discretion, and the Executive shall execute all documents necessary to accordingly assign any patents and otherwise transfer such proprietary rights to the Company or as the Company shall instruct.

5.	No Detrimental Activity

(a)	Executive agrees that during the term of this Agreement And for 12 months thereafter (the “Restricted Period”) he will not, for Executive’s own account or as an employee, officer, director, partner, venture partner, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Executive holds less than 5% of the outstanding shares) be interested in or engage in any Devoted Activity anywhere in the world, other than for the exclusive benefit of the Company.

For the purpose hereof, “Devoted Activity” shall mean the development, production, sales and/or marketing of tools for medical treatments by means of alternating electric fields.

(b)	Executive agrees that during the term of this Agreement and for the Restricted Period, Executive shall not solicit any of the Company’s employees or consultants to leave the Company and shall not employ or offer employment to any of the Company’s employees or consultants.

(c)	Executive agrees that during the Restricted Period, Executive shall not solicit any of the Company’s clients to any business association for any Devoted Activity, and shall not enter into or offer to enter into any business association with them for any Devoted Activity, other than for the exclusive benefit of the Company.

(d)	Executive acknowledges that the restrictions set under this Section 10 are fair and reasonable, and are essential for protection of the Company’s business, the Company’s proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged and its innovative course. Executive further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of the Executive’s usage of the Company resources during Executive’s employment hereunder. In addition, such restrictions are fully compensated for by the Salary, Executive Benefits and options granted hereunder, and are not likely to have a material adverse affect upon Executive’s professional position and promotion opportunities during the Restricted Period.

(e)	Notwithstanding anything contained herein, if any restriction under this Section 10 should be held by a court of competent jurisdiction to be unenforceable under applicable law to its fullest scope, then the restrictions hereunder shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the restrictions, as determined by such court of competent jurisdiction.

(f)	No- Disclosure to Company. Executive represents and warrants that Executive has not and will not disclose to the Company or the Parent any confidential information received by Executive from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by Executive in connection with any prior employer- employee engagement by Executive.

6.	Directors and Officers Liability Insurance

The Company undertakes to maintain Directors and Officers liability insurance covering the liability of the Executive, in customary form for companies in the field of the Company, and in any event to the extent permitted by law.

7.	Assignment

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party to this Agreement without the prior written consent of the other party.

8.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument, which may sufficiently be evidenced by any one counterpart.

9.	Individual Agreement; Entire Agreement

This Agreement is a special, individual agreement, which contains the entire agreement of the parties with respect to the subject matters addressed herein. The collective agreements relating to the employees of the Company shall not apply to the Executive. Neither this Agreement nor any term of this Agreement may be amended, discharged or terminated orally, but only by a written instrument signed by the party to be bound thereby. No provision of this Agreement may be waived except pursuant to a writing by the waiving party.

10.	Captions and Headings

The captions and descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.	Notices

Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by registered mail, with all charges prepaid, addressed to the Company at its then principal executive offices (Attention:                     ) or to the Executive at                     , or to either party at such other address as he or it may from time to time specify for such purpose in a notice similarly given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Novocure Ltd.	Asaf Danziger

/s/ Yoram Palti	/s/ Asaf Danziger
By:

Attachment A

Approval by Minister of Labor and Welfare

Attachment B

Bonus Options

Beginning of Clinical Trials in the US by the Company, under the R&D Agreement between the Company and Parent—1% of the Parent’s share capital on a fully diluted basis, as of the Effective Date:

PDA Approval to either Company (under the said R&D agreement) or Parent for US Sales of the Device for Cancer Treatment by Electric Fields—1 % of the Parent’s share capital on a fully diluted basis, as of the Effective Date.